Exhibit 99.1

Employee FAQ #3

Tender Offer and Related Equity

You can find additional FAQs, as well as supporting documents, on the Thoma Bravo Transaction Updates Web page on atTalend. Also, while Talend cannot provide individualized tax advice, you can find summaries (including relevant translations) of material income tax and social insurance consequences relevant to RSU and stock option awards on the Equity Tax Summaries page.

Shares You Already Own

What is the tender offer?

The “tender offer” is a public bid for shareholders to sell their shares to Tahoe Bidco B.V. (the “Purchaser”), an affiliate of Thoma Bravo L.P. (“Thoma Bravo”). As detailed in a document called an Offer to Purchase, a copy of which has been filed with the U.S. Securities and Exchange Commission, the Purchaser has made a “tender offer” to acquire all outstanding Talend ordinary shares and American Depositary Shares representing ordinary shares (“ADS”) for $66.00 per ordinary shares in cash and $66.00 per ADS in cash (the “Offer Price”).

How do I tender shares that I own?

Shares held in Shareworks: If you own ADSs from participating in Talend’s Employee Stock Purchase Program (ESPP), vested restricted stock units (free shares), or vested options or warrants you exercised and held onto, and you hold those shares through Shareworks, you will receive a package in the mail from Thoma Bravo’s information agent, MacKenzie Partners, Inc. This package will include an instruction letter for you to complete if you desire to elect to tender all or a portion of your ADSs. You should follow the instructions in the package and instruction letter, including where to return the completed instruction letter and any applicable deadlines.

ADSs held through your own broker or other securities intermediary: If you own ADSs through your own broker or other securities intermediary and wish to tender the ADSs, you should promptly contact them to determine the cut-off time and date applicable to you and request that the ADSs be tendered on your behalf.

What is the deadline to tender shares that I own?

The tender offer commenced on June 11, 2021 and will expire at 5:00 p.m. New York City time, on July 28, 2021 (the “Expiration Date”), unless extended. If you hold ordinary shares or ADSs through a broker or other securities intermediary, they are likely to establish a cut-off time and date earlier than the Expiration Date, which you are responsible for following.

Talend has instituted a company-wide trading blackout. Can I still tender my shares during the blackout?

Yes.

When will I receive payment for shares and ADSs that I tender?

You will receive payment for ordinary shares and ADSs tendered soon after the Expiration Date.

How will I receive payment for the shares and ADSs that I tender?

Contact the broker or securities intermediary that holds your shares for specific information. Generally, you would expect to receive the payment as cash in the same account in which the shares are held. For shares held in Shareworks, please ensure your financial institution information is current and accurate in the system. Navigate to the View Profile link under your name in the upper right of the screen, and then review the Financial Institution Information on the left of the page.

What happens to the shares and ADSs that I own if I choose not to tender my shares and/or ADSs?

If the tender offer is consummated, it is expected that all outstanding ordinary shares and ADSs will ultimately be cancelled and converted into the right to receive the Offer Price. Different processes will apply to the ordinary shares and ADSs. For more details you should refer to the Offer to Purchase filed by the Purchaser (an affiliate of Thoma Bravo) with the U.S. Securities and Exchange Commission.

Who can I contact if I have questions about the tender offer?

Questions and requests for assistance may be directed to MacKenzie Partners, the Information Agent, at:

•	(800) 322-2885 (from the U.S. and Canada)

•	(212) 929-5500 (from outside the U.S. and Canada)

•	tenderoffer@mackenziepartners.com (for material requests only)

If you own ordinary shares or ADSs through a broker, dealer, commercial bank, trust company or other nominee, you may also contact them.

Outstanding Vested and Unexercised Equity Awards

Can I exercise outstanding vested but unexercised stock options and/or warrants1 ?

If you hold vested and outstanding stock options and/or warrants to purchase Talend’s ordinary shares, you may enter into a cashless arrangement to fund the payment of the aggregate exercise price and withholding obligations upon exercise. This is subject to your agreement to tender the ordinary shares upon the exercise and to receive an amount per underlying share equal to the Offer Price, less the exercise price per stock option or warrant and withholding obligations.

To do so, please review the letter agreement(s) you received through DocuSign on June 15, 2021, and sign the letter(s) by 23:59 CET on July 23, 2021.

1 All references to warrants in this FAQ document are to BSPCEs. Talend has also granted warrants known as BSAs but such warrants are not held by any employees, which is the intended audience of this FAQ document. As such, this FAQ does not provide information pertaining to BSAs.

If I received a letter agreement and I sign it, what am I agreeing to?

Please carefully read the letter agreement(s) you received for your vested but unexercised stock options and/or warrants. Among other things, each letter agreement provides that you agree to exercise stock options and/or warrants (through the cashless arrangement), immediately prior to the effective time of the tender offer, and to tender the ordinary shares issued upon such exercise at the Offer Price.2 In exchange for the payment of the Offer Price and the ability to participate in the cashless arrangement, you agree that you will receive an amount per underlying share equal to the Offer Price, less the exercise price per stock option or warrant and withholding obligations. The letter agreement also contains a power of attorney to authorize Brent Speed, Senior Corporate Counsel at Talend, and Aaron Ross, Talend’s General Counsel, together and individually, to execute documents and take certain other actions on your behalf necessary to carry out the exercise of your vested but unexercised stock options and/or warrants, the sale of the exercised shares in the tender offer, and other transactions covered by the letter agreement.

If I hold vested but unexercised stock options and/or warrants, by when do I need to sign these letters in DocuSign?

By 23:59 CET on July 23, 2021.

What happens to my vested but unexercised stock options and/or warrants if I do not enter the agreement?

If you hold vested but unexercised stock options granted under the 2010, 2011, 2012, 2013, 2014 or 2015 stock option plans, or vested but unexercised BSCPEs granted prior to July 8, 2016, and they remain unexercised immediately prior to the effective time of the tender offer, they will be null and void as of the effective time of the tender offer in accordance with the terms and conditions.

If you hold vested but unexercised stock options granted under the 2016, 2017 or 2020 stock option plans, and they are unexercised immediately prior to the effective time of the tender offer, they will ultimately be cancelled after the completion of the tender offer in exchange for a cash payment (consistent with terms of the applicable stock option plan). Please refer to the Offer to Purchase for more specific information.

If you hold vested but unexercised BSPCEs granted on or after July 8, 2016, and they are unexercised immediately prior to the effective time of the tender offer, they will ultimately be cancelled after the completion of the tender offer in exchange for a cash payment (as per the applicable BSPCE agreement).

2 In connection with the consummation of the tender offer, all outstanding and unexercised warrants shall immediately vest and become fully exercisable.

When should I expect to receive payment for the shares I tender upon the exercise of my vested but unexercised stock options and/or warrants?

Payments will be processed as soon as administratively feasible following the completion of the tender offer.

How will these payments be made?

Generally, the net amounts due after deducting the aggregate exercise price and any applicable withholding tax obligations will be directly deposited in your bank account through payroll.

Who should I reach out to with questions about the letter or letters I received from Talend?

You can contact Aaron Ross, Brent Speed or Bobbi Miller.

Unvested Outstanding Equity Awards

What will happen to my unvested stock options upon the tender offer?

Unvested, outstanding and unexercised stock options granted on or after August 4, 2020, will automatically be cancelled in exchange for the right to receive a cash replacement amount equal to $66.00 per share, less the per share exercise price and subject to any required withholding of taxes (the “Cash Replacement Amount”).

Holders of unvested, outstanding and unexercised stock options granted under Talend’s 2017 stock option plan and Talend’s 2016 stock option plan may elect to cancel unvested stock options in exchange for a Cash Replacement Amount. The Cash Replacement Amount will be paid when the vesting conditions are satisfied and will generally be subject to the same terms. Please refer to the Equity Award Treatment: Four Examples document for a hypothetical example of the Cash Replacement Amount.

If I have outstanding unvested and unexercised stock options granted under the 2016 or 2017 stock option plans, how do I make the election to accept the cash replacement award?

You should have received an email from DocuSign on June 15, 2021 with a letter agreement regarding your unvested stock options. You must sign the letter no later than 23:59 CET on July 23, 2021 for these unvested and unexercised stock options to be converted into the cash replacement award.

What am I agreeing to if I received this letter agreement and I sign it?

You should carefully review the letter agreement(s). Among other things, you agree to the cancellation of any unvested and unexercised stock options outstanding prior to the effective time of the tender offer in exchange for the right to receive the Cash Replacement Amount (described above). In addition, for any vested but unexercised stock options that are part of this same stock option award (the award which also consists of unvested and unexercised stock options), you are agreeing to participate in the cashless arrangement with the Purchaser (Thoma Bravo’s affiliate) to exercise the vested options and sell the issued shares to the Purchaser at the Offer Price. The letter agreement also contains a power of attorney to authorize Brent Speed, Senior Corporate Counsel at Talend, and Aaron Ross, Talend’s General Counsel, together and individually, to execute documents and take certain other necessary actions on your behalf to complete the transactions.

What if I do not choose to sign the letter agreement? What will happen to my unvested and unexercised stock options?

Any remaining unvested and outstanding stock options will ultimately be cancelled after the completion of the tender offer and exchanged for a cash payment in accordance with the applicable stock option plan. The cash payment will be paid, less applicable withholding, upon the vesting of the cancelled stock options and will generally be subject to the same terms.

What will happen to my unvested RSU (free share) awards?

In connection with the tender offer, each outstanding and unvested RSU (free share) will automatically be cancelled in exchange for the right to receive a cash payment in an amount equal to $66.00 per share. This amount will be paid when the vesting conditions of the RSUs (free shares) are satisfied and will generally be subject to the same terms. Upon vesting, the applicable cash payment will be made through payroll. For a hypothetical example, please refer to the Equity Award Treatment: Four Examples.

I have not received a letter agreement for my unvested RSUs (free shares). Was that a mistake?

No. As described above, the cancellation and exchange of unvested RSUs will occur automatically and does not require your consent or any affirmative action on your part. Therefore, no letter agreement has been sent with respect to unvested RSUs.

What happens if I leave Talend after my unvested RSUs (free shares) are cancelled in exchange for a Cash Replacement Amount?

The Cash Replacement Amount will be paid when the RSU vesting conditions are satisfied and will generally be subject to the same terms. Any amount that does not vest in connection with the end of your employment will be forfeited.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Talend S.A. (“Talend”), Tahoe BidCo B.V. (“Purchaser”) commenced a tender offer for all of the outstanding ordinary shares and American Depositary Shares (“ADSs”), each representing one ordinary share, of Talend on June 11, 2021. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Talend. It is also not a substitute for the tender offer materials that Purchaser filed with the Securities and Exchange Commission (the “SEC”) or the solicitation/recommendation Statement that Talend filed on Schedule 14D-9 with the SEC upon commencement of the tender offer. Purchaser filed tender offer materials on Schedule TO with the SEC, and Talend filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY TALEND’S STOCKHOLDERS and ADS HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement are available to Talend’s stockholders and ADS holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Talend’s stockholders and ADS holders by contacting Talend at ir@talend.com, or by visiting Talend’s website (www.talend.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Talend with the SEC) are available at no charge on the SEC’s website (www.sec.gov). TALEND’S STOCKHOLDERS AND ADS HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PURCHASER OR TALEND WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PURCHASER AND TALEND.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Talend’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Talend’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Talend’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) filed by Purchaser, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Talend. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Talend’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Talend assumes no obligation and does not intend to update these forward-looking statements, except as required by law.